PRESS RELEASE	SOURCE: First Trust Advisors L.P.

First Trust Announces Shareholder Approval of First Trust Dynamic Europe Equity Income Fund’s Reorganization into First Trust Active Global Quality Income ETF

WHEATON, IL – (BUSINESS WIRE) – October 23, 2023 – First Trust Advisors L.P. (“FTA”) announced today that shareholders of First Trust Dynamic Europe Equity Income Fund (NYSE: FDEU), a closed-end management investment company, managed by FTA and sub-advised by Janus Henderson Investors, have approved the reorganization of FDEU into First Trust Active Global Quality Income ETF (“AGQI”), an actively managed exchange-traded fund (“ETF”) that will be traded on the NYSE Arca and will be managed by FTA and sub-advised by Janus Henderson Investors. As previously announced, the reorganization was approved by the Boards of Trustees of FDEU and AGQI on March 22, 2023. Subject to the satisfaction of certain customary closing conditions, the reorganization of FDEU into AGQI is expected to close on or around November 20, 2023. No assurance can be given as to the exact timing of the closing of the transaction.

Upon the completion of the reorganization, which is expected to be tax-free, the assets of FDEU will be transferred to, and the liabilities of FDEU will be assumed by, AGQI. The shareholders of FDEU will receive shares of AGQI with a value equal to the aggregate net asset value of the shares of FDEU held by them.

FDEU is a diversified, closed-end management investment company that seeks to provide a high level of current income with a secondary focus on capital appreciation. Under normal market conditions, FDEU pursues its investment objectives by investing at least 80% of its Managed Assets in a portfolio of equity securities of European companies of any market capitalization, including, but not limited to, common and preferred stocks that pay dividends, depositary receipts, and real estate investment trusts. “Managed Assets” means the total asset value of FDEU minus the sum of FDEU’s liabilities other than the principal amount of borrowings, if any.

AGQI is an actively managed ETF that seeks income with the potential for capital growth over the longer-term. AGQI pursues these investment objectives by investing primarily in income-producing equity securities, and will typically invest at least 40% of its net asset in securities of issuers or companies that are economically tied to different countries throughout the world, excluding the United States.

FTA is a federally registered investment advisor and serves as the investment advisor of FDEU and AGQI. FTA and its affiliate First Trust Portfolios L.P. (“FTP”), a FINRA registered broker-dealer, are privately-held companies that provide a variety of investment services. FTA has collective assets under management or supervision of approximately $195 billion as of September 30, 2023 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts. FTA is the supervisor of the First Trust unit investment trusts, while FTP is the sponsor. FTP is also a distributor of mutual fund shares and exchange-traded fund creation units. FTA and FTP are based in Wheaton, Illinois.

Janus Henderson Investors US LLC, formerly Janus Capital Management LLC (“Janus Henderson” or the “Sub-Advisor”), a legal entity of Janus Henderson Investors, serves as FDEU’s and AGQI’s investment sub-advisor. Janus Henderson Investors is headquartered in London and is a global investment management firm that provides a full spectrum of investment products and services to clients around the world. With offices in 23 cities with more than 2,300 employees, Janus Henderson Investors managed approximately $322.1 billion in assets as of June 30, 2023.

Additional Information about the Proposed Reorganization and Where to Find It

This press release is not intended to, and shall not, constitute an offer to purchase or sell shares of FDEU or AGQI. Certain statements made in this news release that are not historical facts are referred to as “forward-looking statements” under the U.S. federal securities laws. Actual future results or occurrences may differ significantly from those anticipated in any forward- looking statements due to numerous factors. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ from the historical experience of FTA and the funds managed by FTA and its present expectations or projections. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. FTA, FDEU and AGQI undertake no responsibility to update publicly or revise any forward-looking statements.

An investor should carefully consider the investment objectives, risks, charges and expenses of FDEU or AGQI, as applicable, before investing. The prospectuses for FDEU and AGQI contain this and other important information and are available free of charge by calling toll-free at 1-800-621-1675 or writing FDEU or AGQI at 120 East Liberty Drive, Suite 400, Wheaton, IL 60187. The prospectus should be read carefully before investing.

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CONTACT: Dan Lindquist – (630) 517-8692

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CONTACT: Chris Fallow – (630) 517-7629

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CONTACT: Jim Dykas – (630) 517-7665

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SOURCE: First Trust Advisors L.P.